Exihbit 99.1

REMARKETING TERMS SUMMARY

On June 15, 2017 (absent a Failed Remarketing), the class A-6 notes will be reset from their current terms to the following terms, which terms will be applicable until the final maturity date for the class A-6 notes (definitions for certain capitalized terms may be found in the Glossary at the end of the remarketing memorandum):

Original principal amount	$275,000,000
Current outstanding principal amount	$275,000,000(1)
Current principal amount being remarketed(2)	$149,604,080
Remarketing Terms Determination Date	June 5, 2017
Notice Date(3)	June 7, 2017
Spread Determination Date(4)	June 12, 2017
Current Reset Date	June 15, 2017
All Hold Rate	N/A
Next applicable reset date	N/A(5)
Interest rate mode	Floating
Index(6)	Three-Month LIBOR
Spread	Plus 0.55%
Day-count basis	Actual/360
Weighted average remaining life	(7)
___________________
(1) Reflects the current outstanding principal amount as of March 15, 2017.
(2) Excludes the $125,395,920 current principal amount of the class A-6 notes for which hold notices were submitted.
(3) Unless an existing class A-6 noteholder submitted a Hold Notice to the remarketing agent prior to 12:00 p.m. (noon), New York City time, on the Notice Date, such notes have been irrevocably deemed to have been tendered for remarketing.
(4)  The applicable Spread was determined on June 12, 2017.
(5)  Absent a failed remarketing of the class A-6 notes, there will be no subsequent reset dates for the class A-6 notes.
(6)  Three-month LIBOR will be reset on each LIBOR Determination Date in accordance with the procedures set forth under “Description of the Notes—Determination of Indices—LIBOR” in the remarketing memorandum.
(7) The projected weighted average remaining life to maturity for the class A‑6 notes under various usual and customary prepayment scenarios may be found under “Prepayments, Extensions, Weighted Average Remaining Life and Expected Maturity of the Class A-6 Notes” attached as Exhibit I to the remarketing memorandum.